                                                                    EXHIBIT 99.1


NEWS                           [AIG LOGO]     AMERICAN INTERNATIONAL GROUP, INC.
                                              70 PINE STREET NEW YORK, NY 10270


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144


AIG REPORTS 2002 NET INCOME

OF $5.52 BILLION VS. $5.36 BILLION IN 2001



NEW YORK, NY, February 13, 2003 - American International Group, Inc. (AIG) today reported that its net income for the full year 2002 was $5.52 billion, compared to $5.36 billion in 2001. The fourth quarter of 2002 resulted in a net loss of $103.8 million, compared to net income of $1.87 billion in the same period of 2001.

On February 3, AIG announced that it would incur a net, after tax charge of $1.8 billion in the fourth quarter of 2002 related to an increase of general insurance net loss and loss adjustment reserves, following the completion of AIG's annual year-end loss reserve study. Fourth quarter 2002 income as adjusted, excluding the reserve charge and realized gains and losses, increased
13.9 percent to $2.33 billion. For the full year 2002, income as adjusted was $8.91 billion, an increase of 11.9 percent over the full year 2001, which was also adjusted for the cumulative effect of accounting changes, acquisition, restructuring and related charges and World Trade Center and related losses.


Following is a summary table of twelve months and fourth quarter information (in millions, except per share amounts):

                                    TWELVE MONTHS

                                                    Per Share

                        2002      2001  Change     2002   2001  Change
Net income,
  as reported        $5,518.9  $5,362.8   2.9%   $ 2.10  $ 2.02   4.0%

Realized capital
  losses              1,596.5     541.7    -       0.60    0.21    -
Cumulative effect
  of accounting
  changes                -        136.2    -        -      0.05    -
Acquisition,
  restructuring and
  related charges        -      1,384.8    -        -      0.52    -
World Trade Center
  and related losses     -        533.0    -        -      0.20    -

Insurance reserve
  charge              1,793.9      -       -       0.68     -      -

Income,
  as adjusted        $8,909.3  $7,958.5  11.9%   $ 3.38  $ 3.00  12.7%

Average shares outstanding                      2,634.0  2,649.9

                                     FOURTH QUARTER

                                                                       Per Share

                        2002      2001  Change     2002   2001  Change
Net income (loss),
  as reported        $ (103.8)  $1,865.9   -     $(0.03) $ 0.70    -

Realized capital
  losses                641.3      180.9   -       0.23    0.07    -
Insurance reserve
  charge              1,793.9       -      -       0.68      -     -

Income,
  as adjusted        $2,331.4   $2,046.8  13.9%   $0.88  $ 0.77  14.3%

Average shares outstanding                      2,632.5  2,645.4


Highlights for 2002 include:

Record shareholders' equity at December 31, 2002 of approximately $59 billion, an increase of $0.3 billion over September 30, 2002.

Return on equity of 13.2 percent, or 16.5 percent excluding the reserve charge.

Record consolidated assets at December 31, 2002 of approximately $563 billion, an increase of $16 billion over September 30, 2002.

Record 2002 General Insurance net premiums written of $27.4 billion, an increase of 36.4 percent. Record fourth quarter 2002 General Insurance net premiums written of $7.21 billion, an increase of 38.8 percent.

Record General Insurance cash flow of $6.92 billion in 2002.

General Insurance net loss and loss adjustment reserves totaling $30.35 billion as of December 31, 2002, an increase of $4.45 billion and $3.31 billion for the full year and fourth quarter of 2002, respectively.

Record 2002 Life Insurance premium income, deposits and other considerations of $48.66 billion, an increase of 11.6 percent. Fourth quarter 2002 Life Insurance premium income, deposits and other considerations increased 4.5 percent to $10.62 billion.

Income before income taxes, minority interest, and the cumulative effect of accounting changes was $8.14 billion in 2002 and a loss of $312.5 million in the fourth quarter of 2002. The following table outlines the results for the full year and the fourth quarter (in millions):


                       TWELVE MONTHS               FOURTH QUARTER

                  2002    2001   Change       2002      2001   Change
General
  Insurance*    $4,325.6  $3,749.9 15.4%   $1,122.5   $  860.8   30.4%

Life
  Insurance*     5,982.3   5,060.1 18.2     1,581.8    1,321.7   19.7

Financial
  Services       2,188.7   1,991.0  9.9       620.3      587.0    5.7

Retirement Savings
  & Asset
  Management     1,015.9   1,087.7 (6.6)      207.8      287.3  (27.7)

Other Income
(Deductions)-net  (129.2)      3.3    -       (60.8)     (52.4)     -

Adjusted income
  before income
  taxes and
  minority
  interest      13,383.3  11,892.0 12.5     3,471.6   3,004.4    15.6

Realized capital
 gains (losses) (2,441.0)   (836.3)   -      (984.1)   (287.1)      -

General Insurance
 Reserve charge (2,800.0)**    0.0    -    (2,800.0)**    0.0       -

WTC losses           0.0    (900.0)** -         0.0       0.0       -

Acquisition,
  restructuring
  and related
  charges            0.0  (2,016.5)   -         0.0       0.0       -

Income (loss)
   before income
   taxes and
   minority
   interest     $8,142.3  $8,139.2    -    $ (312.5) $2,717.3       -

 * Excluding General Insurance reserve charge in 2002 and WTC losses in 2001.

** Includes 100 percent of Transatlantic reserve charge of $100.0 million in 2002 and WTC losses in 2001.

The following table outlines the impact of foreign exchange on property-casualty and life insurance premiums for the fourth quarter 2002:

                         Worldwide   Foreign   Worldwide   Foreign
                          General    General     Life       Life
                         Insurance  Insurance  Insurance  Insurance
Premium Growth in
Original Currency           39.5%      20.3%      4.1%*     6.6%*

Foreign Exchange Impact     (0.7)      (3.7)      0.4       0.7

Premium Growth as
Reported in U.S.$           38.8%      16.6%      4.5%      7.3%

* Premium income, deposits and other considerations. (See supplementary data information.)

Commenting on full-year and fourth quarter 2002 results, AIG Chairman M. R. Greenberg said, "In 2002 AIG earned $7.12 billion before realized capital losses, even after taking an after-tax charge of $1.8 billion to increase general insurance reserves. AIG in 2002 had record revenues of $67.5 billion, record general insurance cash flow of $6.92 billion and record shareholders' equity of $59 billion at year end.

"As we reported on February 3, AIG increased reserves pertaining to accident years 1997 through 2001 following our annual year-end review of general insurance loss reserves. Approximately 60 percent of the reserve increase will be applied to excess casualty loss reserves (which include reserves for commercial umbrella policies and excess workers' compensation); 25 percent to directors and officers liability; and 15 percent to other casualty, including healthcare liability. Pricing in these lines has increased substantially and will continue to do so. In 2002, excess casualty rates increased 90 percent, while directors and officers liability rates rose 70 percent.

"This is the first time that AIG has taken an extraordinary reserve adjustment. No actuarial calculation could have predicted the explosion of litigation in the United States, which has resulted in an enormous increase in the frequency and severity of liability claims and judgments. Currently, 1.8 percent of U.S. GDP is devoted to litigation costs and claims, a huge increase over prior decades. AIG has increased reserves for these lines of business, even though we have turned away over $2 billion of inadequately priced business since 1998 and have a much lower general insurance expense ratio than the industry average. Consequently, we believe that we have taken a leadership role addressing an issue that has ramifications for the entire property-casualty industry.

"The fourth quarter saw a continuation of this year's favorable general insurance growth trends. Net premiums written were a record $7.21 billion in the fourth quarter of 2002, up 38.8 percent over a year ago. Most of this growth is attributable to price increases. Higher rates are necessitated by the consequences of an epidemic of lawsuits in the United States.

"In the United States, Domestic Brokerage Group net premiums written in the fourth quarter of 2002 increased 51.3 percent to a record $4.18 billion. The combined ratio was 167.60, but only 94.11 excluding the reserve increase. Pricing continues to firm, especially for large, specialized coverages, an area where AIG has long been the leader. We have an excellent retention rate for quality renewal business, which is being repriced in accordance with current market realities, and we are seeing attractive new business opportunities as the number of competitors in the marketplace with the right solutions and a sound financial footing is declining.

"HSB Group, Inc., is the industry leader providing equipment breakdown insurance and related engineering and loss control services. Premiums and earnings increased in the fourth quarter of 2002, as a result of business generated directly by HSB units, from customer relationships with AIG's Domestic Brokerage and Foreign General Groups and through services marketed to other property casualty insurers.

"In the Domestic Personal Lines business, net premiums written increased 36.7 percent to $813.4 million in the fourth quarter 2002. The combined ratio was 99.38, compared to 112.36 in the fourth quarter of 2001. Market conditions in the automobile insurance line have shown modest improvement, and we continue to refine our underwriting capabilities in the mass-market segment.

"United Guaranty Corporation, a leading provider of mortgage guaranty insurance, earned $85.7 million in the quarter. Premium income was affected by a high level of refinancings. Earnings remain strong as a result of excellent credit quality and a strong housing market.

"Transatlantic Holdings, Inc. net premiums written increased 37.2 percent to $657.4 million in the fourth quarter of 2002. The combined ratio was 114.01, or 97.99 excluding the impact of the reserve increase.

"Foreign General Insurance, the most extensive worldwide property- casualty insurance network in the industry, had an excellent quarter. Net premiums written were $1.43 billion, an increase of 16.6 percent or 20.3 percent in original currency. The combined ratio was 92.03. These operations are benefiting from rate increases as well as new business. Results in the U.K. and Asia, our two largest overseas operations, were very strong.

"Total General Insurance cash flow in 2002 was a record $6.92 billion, compared to $1.86 billion in 2001. This strong positive trend is continuing into 2003. New cash flow for investments from general insurance operations in January was well in excess of $1 billion, an all-time record.

"General insurance net investment income declined to $673.2 million in the fourth quarter of 2002, from $745.4 million a year ago as a result of low interest rates and the realization of certain investment transactions included in the prior year's quarter. However, net investment income will rise in future quarters as our record cash flow from our general insurance operations is invested, even if interest rates do not rise from their current low levels and equity market conditions remain depressed.

"We added $3.31 billion and $4.45 billion to AIG's general insurance net loss and loss adjustment reserves for the quarter and full year, bringing the total of those reserves to $30.35 billion at year-end 2002. This includes the $2.8 billion pretax reserve increase following AIG's annual year-end loss reserve study.

"Overall, both our domestic and foreign Life Insurance operations performed well in the fourth quarter. Worldwide Life Insurance operating income grew 19.7 percent, to $1.58 billion, in the fourth quarter of 2002. Worldwide Life Insurance premium income, deposits and other considerations were $10.62 billion, an increase of 4.5 percent over the fourth quarter of 2001.

"In Asia, Life Insurance premiums and income in the fourth quarter grew substantially over the prior year. In Japan, our largest overseas market, ALICO premiums grew at double digit rates as a result of our effective utilization of a full range of distribution channels and the continuing flight to quality. Part of the income earned by AIG Star Life Insurance Co., Ltd. (formerly Chiyoda) since its purchase by AIG has been related to surrender charges earned on policies that lapsed subsequent to AIG's acquisition. This factor was anticipated when AIG took control of AIG Star Life and lowered policy crediting rates. Much of these surrender charges have already been realized, and this segment of AIG Star Life's income will not be a significant factor in subsequent periods. We have a great platform for future growth in AIG Star Life, and it will be making incremental contributions to our results going forward. We have retained a larger than anticipated number of former Chiyoda agents, utilized new training procedures and introduced new products. Together with ALICO, AIG Star Life provides us with a formidable presence in Japan.

"In the United States, both productivity gains and new marketing initiatives are contributing to our growth and success in the domestic life insurance business. The cost savings foreseen at the time of the acquisition of American General have been largely realized, and we expect to realize the balance in 2003.

"In the United States, individual fixed annuity (reported in the Life Insurance segment) led by AIG Annuity Insurance Company, continued to record substantial growth with premium income, deposits and other considerations volume increasing
55.9 percent and operating income increasing 20.7 percent in the fourth quarter. AIG Annuity is a highly efficient operation and is the leading provider of fixed annuities through its extensive nationwide bank distribution channel.

"Financial Services operating income was $620.3 million in the fourth quarter of 2002, compared to $587.0 million in the fourth quarter of 2001. International Lease Finance Corporation reported operating income of $213.1 million in the fourth quarter of 2002, versus $218.2 million a year ago. With the exception of one plane, all of ILFC's modern and efficient fleet continues to be fully leased. New aircraft scheduled for 2003 delivery also have been successfully leased. Approximately 85 percent of ILFC's fleet is leased outside of the United States, primarily in Asia and Europe, which limits our exposure to depressed domestic commercial aviation market conditions.

"AIG Financial Products Corp. reported operating income of $266.6 million in the fourth quarter of 2002, compared to $233.8 million in the fourth quarter of 2001. AIGFP's excellent record is the result of its ability to provide innovative financial solutions to the needs of its client corporations and governmental entities.

"American General Finance had solid earnings growth in the fourth quarter, and credit quality remains good. In our international consumer finance operations, adverse political and economic conditions in Argentina and weakness in the Hong Kong economy adversely impacted our fourth quarter results in those markets. However, overall results were satisfactory.

"Reflecting worldwide market conditions, Retirement Savings & Asset Management earned $207.8 million in the fourth quarter of 2002, compared to $287.2 million in the same period of 2001. Our Group Retirement Savings business, led by AIG VALIC in the United States, is experiencing good growth, with a diversified product range and a growing emphasis on personalized service to its plan participants. Results in the variable annuity business continue to be impacted by weak equity markets in the United States and around the world. In November, AIG announced the formation of a new international retirement savings unit. The need for individuals to provide for their own retirement is a worldwide issue. This represents a major opportunity for AIG, with our unparalleled global customer base and product capabilities.

"AIG's third party Asset Management business benefits from AIG's unrivaled global network, strong expertise in a full range of fixed income, equity and alternative investments and confidence in AIG's 'investor to investor' approach, where AIG invests along side its third party clients. At December 31, 2002, AIG's third party assets under management, including institutional accounts and retail mutual funds, totaled approximately $40 billion.

"AIG's Board of Directors expanded AIG's existing share repurchase program through the authorization of an additional 50 million shares.

 "In summary, AIG has performed well in 2002 in a challenging environment. Our good operating results in the fourth quarter and the positive trends we have seen continuing into January give us confidence that we are on track for achieving solid growth and profitability in the full year of 2003. To provide some additional guidance, we expect 2003 net income (excluding realized capital gains and losses) in the range of $9.9 billion to $10.3 billion or $3.78 to $3.92 per share. These estimates assume a stable worldwide economic and political environment and catastrophe losses remain within the normal range."

# # # #

AIG is the world's leading U.S.-based international insurance and financial services organization, the largest underwriter of commercial and industrial insurance in the United States, and among the top-ranked U.S. life insurers. Its member companies write a wide range of general insurance and life insurance products for commercial, institutional and individual customers through a variety of distribution channels in approximately 130 countries and jurisdictions throughout the world. AIG's global businesses also include financial services, retirement savings and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making, and consumer finance. AIG has one of the largest retirement savings businesses in the United States and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

# # # #

A conference call for the investment community will be held today at 9:00 a.m. EST. The call will be broadcast live on the Internet at: www.aigwebcast.com

The call will be archived at the same URL through Friday, February 21, 2003.

Caution concerning forward-looking statements

This press release contains forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and its past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                       American International Group, Inc.
                                             Financial Highlights
                                      (in thousands, except per share amounts)

                                       Twelve Months Ended December 31,        Three Months Ended December 31,
                                        2002         2001(a)     Change         2002        2001(a)     Change
General Insurance Operations
   As Reported:

   Net Premiums Written             $ 27,414,242  $ 20,100,896    36.4 %     $  7,212,509   $ 5,197,712   38.8 %
   Net Premiums Earned                24,269,517    19,364,886    25.3          6,708,030     5,055,894   32.7
   Adjusted Underwriting Profit(Loss) (1,234,034)       88,252      -          (2,350,630)      115,379     -
   Net Investment Income               2,759,603     2,892,619    (4.6)           673,188       745,430   (9.7)
   Income before Realized
      Capital Gains (Losses)           1,525,569     2,980,871   (48.8)        (1,677,442)      860,809     -
   Realized Capital Gains (Losses)      (858,326)     (129,642)     -            (366,169)       17,478     -
   Operating Income (Loss)          $    667,243  $  2,851,229   (76.6)%     $ (2,043,611)   $  878,287     -  %
   ----------------------------------------------------------------------------------------------------------------------
           Loss Ratio                      85.76         79.55                     115.13         78.81
           Expense Ratio                   20.19         21.16                      20.08         20.93
           Combined Ratio                 105.95        100.71                     135.21         99.74
   ----------------------------------------------------------------------------------------------------------------------


General Insurance Operations
   Excluding 2002 Reserve Charge and
   2001 World Trade Center Losses:

   Net Premiums Written             $ 27,414,242  $ 20,100,896    36.4 %     $  7,212,509   $ 5,197,712   38.8 %
   Net Premiums Earned                24,269,517    19,364,886    25.3          6,708,030     5,055,894   32.7
   Adjusted Underwriting Profit        1,565,966       857,252    82.7            449,370       115,379  289.5
   Net Investment Income               2,759,603     2,892,619    (4.6)           673,188       745,430   (9.7)
   Income before Realized
      Capital Gains (Losses)           4,325,569     3,749,871    15.4          1,122,558       860,809   30.4
   Realized Capital Gains (Losses)      (858,326)     (129,642)     -            (366,169)       17,478     -
   Operating Income                 $  3,467,243 $   3,620,229    (4.2)%     $    756,389   $   878,287  (13.9)%
   ----------------------------------------------------------------------------------------------------------------------
           Loss Ratio                      74.22         75.58                      73.39         78.81
           Expense Ratio                   20.19         21.16                      20.08         20.93
           Combined Ratio                  94.41         96.74                      93.47         99.74
   ----------------------------------------------------------------------------------------------------------------------



(a)Restated to conform to the presentation with respect to 2002.


                                       American International Group, Inc.
                                             Financial Highlights
                                      (in thousands, except per share amounts)

                                       Twelve Months Ended December 31,        Three Months Ended December 31,
                                        2002         2001(a)     Change         2002        2001(a)     Change
Life Insurance Operations
   As Reported:

   Premium Income, Deposits and
      Other Considerations (b)      $ 48,661,546  $ 43,616,531   11.6 %     $ 10,618,595  $ 10,156,910    4.5 %
   Net Investment Income              12,274,046    11,084,467   10.7          3,145,267     2,877,837    9.3
   Income before Realized
      Capital Gains (Losses)           5,982,273     4,929,162   21.4          1,581,763     1,321,744   19.7
   Realized Capital Gains (Losses)    (1,052,970)     (254,394)    -            (451,761)     (250,161)    -
   Operating Income                 $  4,929,303  $  4,674,768    5.4 %     $  1,130,002  $  1,071,583    5.5 %


Life Insurance Operations
   Excluding 2001 World Trade Center Losses:

   Premium Income, Deposits and
      Other Considerations (b)      $ 48,661,546  $ 43,616,531   11.6 %     $ 10,618,595  $ 10,156,910    4.5 %
   Net Investment Income              12,274,046    11,084,467   10.7          3,145,267     2,877,837    9.3
   Income before Realized
      Capital Gains (Losses)           5,982,273     5,060,162   18.2          1,581,763     1,321,744   19.7
   Realized Capital Gains (Losses)    (1,052,970)     (254,394)    -            (451,761)     (250,161)    -
   Operating Income                 $  4,929,303  $  4,805,768    2.6 %     $  1,130,002 $   1,071,583    5.5 %







(a)Restated to conform to the presentation with respect to 2002.
(b)GAAP premium income was $5,289,547 and $20,320,377 for the fourth quarter and twelve months 2002, respectively, compared to $5,091,468 and $19,062,893 for the fourth quarter and twelve months 2001, respectively.


                                       American International Group, Inc.
                                             Financial Highlights
                                      (in thousands, except per share amounts)

                                       Twelve Months Ended December 31       Three Months Ended December 31,
                                       2002           2001(a)    Change       2002        2001(a)     Change
Financial Services Operating Income $  2,188,720 $  1,991,028    9.9 %     $    620,299 $    587,015     5.7 %

Retirement Savings & Asset
      Management Operating Income      1,015,932    1,087,679   (6.6)           207,816      287,242   (27.7)

Other Realized Capital Gains (Losses)   (529,667)    (452,304)    -            (166,167)     (54,456)     -

Other Income (Deductions) - net         (129,211)       3,316     -             (60,788)     (52,408)     -

Acquisition, Restructuring and
      Related Charges                          0   (2,016,529)    -                   0            0      -

Income (Loss) before Income Taxes,
   Minority Interest and Cumulative
   Effect of Accounting Changes        8,142,320    8,139,187     -            (312,449)   2,717,263      -

Income Taxes (Benefits)                2,327,969    2,339,140     -            (253,118)     804,011      -

Income (Loss) before Minority Interest
   and Cumulative Effect of
   Accounting Changes                  5,814,351    5,800,047    0.2            (59,331)   1,913,252      -

Minority Interest, after tax -
   Operating Income                     (284,995)    (299,491)    -             (38,787)     (48,911)     -

Minority Interest, after tax -
   Realized Capital Gains (Losses)       (10,472)      (1,524)    -              (5,688)       1,540      -

Income (Loss) before Cumulative Effect
   of Accounting Changes               5,518,884    5,499,032    0.4           (103,806)   1,865,881      -

Cumulative Effect of Accounting
   Changes, net of tax (b)                     0     (136,203)    -                   0            0      -

Net Income (Loss), as reported         5,518,884    5,362,829    2.9           (103,806)   1,865,881      -

Income, as adjusted (c)                7,115,470    7,425,570   (4.2)           537,545    2,046,849   (73.7)

Income, as adjusted excluding
   2002 Reserve charge and
   2001 WTC losses                  $  8,909,340 $  7,958,570   11.9 %     $  2,331,415 $  2,046,849    13.9 %

Per Share - Diluted:
Net Income (Loss), as reported      $       2.10 $       2.02    4.0 %     $      (0.03)$       0.70      -  %
Income, as adjusted (c)                     2.70         2.80   (3.6)              0.20         0.77   (74.0)
Income, as adjusted excluding
   2002 Reserve charge and
   2001 WTC losses                  $       3.38 $       3.00   12.7 %     $       0.88 $       0.77    14.3 %


Average Diluted Common
   Shares Outstanding                  2,633,979    2,649,906                 2,632,531    2,645,445


---------------------------
(a)Restated to conform to the presentation with respect to 2002.
(b)Represents the cumulative effect of accounting changes, net of tax, related to FASB 133 "Accounting for Derivative Instruments and Hedging Activities" and EITF 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets".
(c)Adjusted to exclude realized capital gains (losses), the cumulative effect of accounting changes and acquisition, restructuring and related charges, net of taxes.

                                     American International Group, Inc.
                                             Supplementary Data
                                               (in thousands)

                                      Twelve Months Ended December 31,            Three Months Ended December 31,
General Insurance Operations
   As Reported:
   Net Premiums Written
      Domestic Brokerage Group       $ 15,214,225 $  10,196,524   49.2 %     $  4,184,642 $   2,765,976   51.3 %
      Personal Lines                    3,182,123     2,453,571   29.7            813,368       595,072   36.7
      Mortgage Guaranty                   507,751       494,398    2.7            126,404       130,801   (3.4)
      Transatlantic Holdings            2,500,159     1,905,647   31.2            657,371       479,052   37.2
      Foreign General (b)(c)            6,009,984     5,050,756   19.0          1,430,724     1,226,811   16.6
      Total                            27,414,242    20,100,896   36.4          7,212,509     5,197,712   38.8

   Operating Income (Loss)(d)
      Domestic Brokerage Group          (440,190)    1,488,378      -          (2,026,920)      510,635      -
      Personal Lines                     151,338        21,657      -              50,209       (26,519)     -
      Mortgage Guaranty                  417,433       417,436      -              85,715        96,271  (11.0)
      Transatlantic Holdings             194,367       (33,545)     -             (26,142)         (527)     -
      Foreign General (b)(e)           1,179,891     1,063,629   10.9             234,013       275,118  (14.9)
      Intercompany Adjustments            22,730        23,316      -               5,683         5,831      -
      Total                          $  1,525,569 $   2,980,871  (48.8)%     $ (1,677,442)$     860,809      - %
   -----------------------------------------------------------------------------------------------------------------
   Combined Ratio:
      Domestic Brokerage Group            116.96        104.42                     167.60        100.30
      Personal Lines                      101.26        104.89                      99.38        112.36
      Mortgage Guaranty                    43.92         36.90                      55.80         47.61
      Transatlantic Holdings              102.31        114.87                     114.01        112.99
      Foreign General (b)                  90.12         92.18                      92.03         93.23

   -----------------------------------------------------------------------------------------------------------------
   Losses and Loss Expenses Paid     $ 16,359,374 $  14,461,669   13.1 %     $  4,414,479 $   3,843,816   14.8 %
   Change in Loss and
      Loss Expense Reserve              4,454,427       943,916      -          3,308,377       140,910      -
   Losses and Loss Expenses Incurred   20,813,801    15,405,585   35.1          7,722,856     3,984,726   93.8

   Net Loss and Loss Expense Reserve   30,349,939    25,895,512   17.2

   GAAP Underwriting Profit (Loss)   $ (1,234,034)$      88,252      - %     $ (2,350,630)$     115,379      - %
   -----------------------------------------------------------------------------------------------------------------

General Insurance Operations
   Excluding 2002 Reserve Charge and
   2001 World Trade Center Losses:
   Operating Income (Loss)(d)
      Domestic Brokerage Group       $  2,259,810 $   2,032,378   11.2 %     $    673,080 $     510,635   31.8 %
      Personal Lines                      151,338        21,657      -             50,209       (26,519)     -
      Mortgage Guaranty                   417,433       417,436      -             85,715        96,271  (11.0)
      Transatlantic Holdings              294,367       166,455   76.8             73,858          (527)     -
      Foreign General (b)(e)            1,179,891     1,088,629    8.4            234,013       275,118  (14.9)
      Intercompany Adjustments             22,730        23,316      -              5,683         5,831      -
      Total                          $  4,325,569 $   3,749,871   15.4 %     $  1,122,558 $     860,809   30.4 %
   -----------------------------------------------------------------------------------------------------------------
   Combined Ratio:
      Domestic Brokerage Group              96.27         98.85                     94.11        100.30
      Personal Lines                       101.26        104.89                     99.38        112.36
      Mortgage Guaranty                     43.92         36.90                     55.80         47.61
      Transatlantic Holdings                98.09        103.70                     97.99        112.99
      Foreign General (b)                   90.12         91.66                     92.03         93.23
   -----------------------------------------------------------------------------------------------------------------
   GAAP Underwriting Profit          $  1,565,966 $     857,252   82.7 %     $    449,370 $     115,379  289.5 %

(a)Restated to conform to the presentation with respect to 2002.
(b)Foreign general insurance excludes the foreign operations of Transatlantic Holdings, Inc.
(c)The growth in Foreign General net premiums written in original currency was
   20.3 percent and 24.1 percent for the fourth quarter and twelve months 2002, respectively.
(d)Operating income excludes realized capital gains (losses).
(e)Fourth quarter operating income in Foreign General was adversely impacted by lower net investment income due to transactions that occurred in the prior year's quarter.

Supplementary Data continued


                                    Twelve Months Ended December 31,            Three Months Ended December 31,
                                        2002        2001(a)   Change              2002        2001(a)   Change
Life Insurance Operations:
   Premium Income, Deposits and
    Other Considerations
      Domestic
        Life Insurance (b)          $  2,411,219 $   2,723,833  (11.5)%      $    585,291 $     743,343  (21.3)%
        Individual Fixed Annuities    10,327,417     7,605,065   35.8           2,331,800     1,495,371   55.9
        Guaranteed Investment
         Agreements                    9,077,855     8,241,567   10.1           1,159,647     1,425,222  (18.6)
        Home Service                     861,333       878,532   (2.0)            229,192       227,820    0.6
        Group Life/Health                975,618       929,869    4.9             235,397       251,083   (6.2)
        Pension and Investment
         Products                      1,782,381     3,020,242  (41.0)            397,108       722,737  (45.1)
        Accident & Health (c)                  -       156,818      -                   -             -      -
        Total                         25,435,823    23,555,926    8.0           4,938,435     4,865,576    1.5

      Foreign
        Life Insurance                13,439,519    12,065,835   11.4           3,617,184     3,226,993   12.1
        Personal Accident              2,497,087     2,173,370   14.9             669,056       626,312    6.8
        Group Products                 1,579,390     1,659,452   (4.8)            368,356       477,846  (22.9)
        Guaranteed Investment
         Agreements                    5,709,727     4,161,948   37.2           1,025,564       960,183    6.8
        Total (d)                     23,225,723    20,060,605   15.8           5,680,160     5,291,334    7.3

      Total Premium Income, Deposits
        and Other Considerations      48,661,546    43,616,531   11.6          10,618,595    10,156,910    4.5

   GAAP Premiums
      Domestic
        Life Insurance                1,626,179     1,514,548    7.4              412,815       397,880    3.8
        Individual Fixed Annuities(e)    41,868       437,384  (90.4)               8,139        27,707  (70.6)
        Guaranteed Investment
         Agreements                      27,400           184      -                8,664          (476)     -
        Home Service                     854,330       875,675   (2.4)            212,767       218,436   (2.6)
        Group Life/Health                966,958       925,285    4.5             237,958       232,188    2.5
        Pension and Investment
         Products                      1,105,151     1,143,735   (3.4)            224,003       309,650  (27.7)
        Accident & Health (c)                  -        51,155      -                   -             -      -
        Total                          4,621,886     4,947,966   (6.6)          1,104,346     1,185,385   (6.8)

      Foreign
        Life Insurance                12,000,138    10,770,744   11.4           3,246,402     2,977,359    9.0
        Personal Accident              2,490,967     2,196,301   13.4             667,899       632,352    5.6
        Group Products                 1,094,481     1,049,609    4.3             244,809       272,949  (10.3)
        Guaranteed Investment
         Agreements                      112,905        98,273   14.9              26,091        23,423   11.4
        Total                         15,698,491    14,114,927   11.2           4,185,201     3,906,083    7.1

      Total GAAP Premiums           $ 20,320,377 $  19,062,893    6.6 %      $  5,289,547 $   5,091,468    3.9 %



(a)Restated to conform to the presentation with respect to 2002.
(b)The decline in life premiums is due primarily to lower private placement and corporate life market sales.
(c)Accident & Health is now reported in Domestic Brokerage Group.
(d)The growth in foreign premium income, deposits and other considerations in original currency was 6.6 percent in the fourth quarter and
   16.9 percent for the twelve months.
(e)2001 GAAP premiums included certain annuity products now reported in the Pension and Investment Products segment.

Supplementary Data continued


                                    Twelve Months Ended December 31,             Three Months Ended December 31,
                                        2002        2001(a)   Change               2002        2001(a)   Change
Life Insurance Operations:
   Net Investment Income
      Domestic
        Life Insurance              $  1,416,918 $   1,328,914    6.6 %      $    364,707 $     348,882    4.5 %
        Individual Fixed Annuities     3,228,848     2,874,654   12.3             836,623       728,788   14.8
        Guaranteed Investment
         Agreements                    2,052,232     1,835,742   11.8             536,639       449,353   19.4
        Home Service                     683,553       653,359    4.6             175,333       165,370    6.0
        Group Life/Health                107,826       105,404    2.3              27,344        26,894    1.7
        Pension and Investment
         Products                        836,035       701,609   19.2             233,003       185,178   25.8
        Accident & Health (b)                  -         4,655      -                   -             -      -
        Intercompany Adjustment             (240)         (213)     -                 (63)          (56)     -
        Total                          8,325,172     7,504,124   10.9           2,173,586     1,904,409   14.1

      Foreign
        Life Insurance                 3,206,137     2,848,491   12.6             752,340       796,468   (5.5)
        Personal Accident                141,059       128,325    9.9              36,906        31,258   18.1
        Group Products                   254,470       227,143   12.0              82,079        57,714   42.2
        Guaranteed Investment
         Agreements                      358,894       386,757   (7.2)            103,442        90,746   14.0
        Intercompany Adjustments         (11,686)      (10,373)     -              (3,086)       (2,758)     -
        Total                          3,948,874     3,580,343   10.3             971,681       973,428   (0.2)

      Total Net Investment Income     12,274,046    11,084,467   10.7           3,145,267     2,877,837    9.3

   Operating Income (c)
      Domestic
        Life Insurance                   776,791       554,766   40.0             207,216       165,377   25.3
        Individual Fixed Annuities       729,554       679,473    7.4             196,501       162,748   20.7
        Guaranteed Investment
         Agreements                      581,509       444,931   30.7             136,573       131,214    4.1
        Home Service                     382,063       374,305    2.1              96,592        93,397    3.4
        Group Life/Health                100,955        86,593   16.6              24,206        16,523   46.5
        Pension and Investment
         Products                        117,719       143,853  (18.2)             27,501        56,588  (51.4)
        Accident & Health (b)                  -         4,392      -                   -             -      -
        Intercompany Adjustments            (240)         (213)     -                 (63)          (56)     -
        Total                          2,688,351     2,288,100   17.5             688,526       625,791   10.0
        Total Excluding 2001 World
         Trade Center Losses           2,688,351     2,419,100   11.1             688,526       625,791   10.0

      Foreign
        Life Insurance                 2,411,048     1,914,355   25.9             631,502       507,500   24.4
        Personal Accident                681,212       572,581   19.0             198,553       154,493   28.5
        Group Products                   174,670       126,783   37.8              56,318        33,150   69.9
        Guaranteed Investment
         Agreements                       38,678        37,716    2.6               9,950         3,568  178.9
        Intercompany Adjustments         (11,686)      (10,373)     -              (3,086)       (2,758)     -
        Total                          3,293,922     2,641,062   24.7             893,237       695,953   28.3

      Total Operating Income           5,982,273     4,929,162   21.4           1,581,763     1,321,744   19.7
      Total Operating Income
        Excluding 2001 World
        Trade Center Losses         $  5,982,273 $   5,060,162   18.2 %      $  1,581,763 $   1,321,744   19.7 %


(a)Restated to conform to the presentation with respect to 2002.
(b)Accident & Health is now reported in Domestic Brokerage Group.
(c)Operating income excludes realized capital gains (losses).

Supplementary Data continued

                                    Twelve Months Ended December 31,             Three Months Ended December 31,
                                        2002        2001(a)   Change                2002        2001(a)   Change
Financial Services:
   Revenues
      International Lease
          Finance Corp.             $  2,844,977 $   2,612,822    8.9 %      $    749,519 $     675,885   10.9 %
      AIG Financial Products Corp.     1,306,315     1,177,745   10.9             448,873       375,343   19.6
      Consumer Finance                 2,472,573     2,559,743   (3.4)            634,501       656,600   (3.4)
      AIG Trading Group Inc.             238,110       170,465   39.7              60,695        62,630   (3.1)
      Other                              (47,091)      (35,743)     -             (39,382)      (13,499)     -
      Total                            6,814,884     6,485,032    5.1           1,854,206     1,756,959    5.5

   Operating Income
      International Lease
          Finance Corp.                  801,099       749,137    6.9             213,077       218,185   (2.3)
      AIG Financial Products Corp.       808,111       758,278    6.6             266,647       233,785   14.1
      Consumer Finance                   549,240       504,285    8.9             139,950       125,152   11.8
      AIG Trading Group Inc.              61,665        48,065   28.3              11,044        27,049  (59.2)
      Other (b)                          (31,395)      (68,737)     -             (10,419)      (17,156)     -
      Total                            2,188,720     1,991,028    9.9             620,299       587,015    5.7

   Retirement Savings & Asset Management(c):
      Revenues
          VALIC (d)                    2,133,149     2,109,832    1.1             527,031       521,218    1.1
          SunAmerica (e)                 562,606       651,584  (13.7)            108,692       154,473  (29.6)
          Other Asset Management and
             Annuity Operations (f)      789,094       951,115  (17.0)            211,323       321,354  (34.2)
          Total                        3,484,849     3,712,531   (6.1)            847,046       997,045  (15.0)

      Operating Income
          VALIC (d)                      730,020       629,911   15.9             158,409       139,198   13.8
          SunAmerica (e)                  32,029       184,938  (82.7)            (25,210)       25,136      -
          Other Asset Management and
             Annuity Operations (f)      253,883       272,830   (6.9)             74,617       122,908  (39.3)
          Total                        1,015,932     1,087,679   (6.6)            207,816       287,242  (27.7)

      Variable Annuity Net Sales
          Sales
            VALIC                      5,041,725     4,672,007    7.9           1,280,745     1,224,189    4.6
            SunAmerica (g)             2,995,580     3,750,526  (20.1)            791,626       702,729   12.7
          Surrenders
            VALIC                      2,416,202     2,306,071    4.8             493,401       495,617   (0.4)
            SunAmerica (g)             2,425,438     2,058,347   17.8             728,528       599,309   21.6
          Total
            VALIC                      2,625,523     2,365,936   11.0             787,344       728,572    8.1
            SunAmerica (g)               570,142     1,692,179  (66.3)             63,098       103,420  (39.0)
          Total Net Sales           $  3,195,665 $   4,058,115  (21.3)%      $    850,442 $     831,992    2.2 %


Effective Tax Rates:
   Excluding Realized Capital
      Gains (Losses)                       30.07%        29.36%                        -          30.24%
   Realized Capital
      Gains (Losses) Alone                 35.02%        35.41%                        -          36.44%
   As Reported                             28.59%        28.74%                        -          29.59%






(a)Restated to conform to the presentation with respect to 2002.
(b)Includes Other Financial Services Companies and Intercompany
   Reclassifications.
(c)At December 31,2002 AIG's third party assets under management, including mutual funds and institutional accounts, totaled approximately $40 billion.
(d)VALIC's revenues and operating income reflect the sale of variable annuity products with fixed annuity options.
(e)Includes variable annuity, mutual fund and broker-dealer operations.
(f)Includes AIG Global Investment Group, AIG Capital Partners, John McStay Investment Counsel and certain overseas variable annuity operations.
(g)Excluding the impact of certain discontinued short-term fixed rate products sold in third quarter 2001 and a new fourth quarter 2002 program to force market timers out of product lines, results were as follows: sales declined 6 percent in full year 2002; surrenders declined 17 percent in fourth quarter 2002 and were flat for full year 2002; and net sales increased 182 percent for fourth quarter 2002 and declined 16 percent for full year 2002.